Exhibit 10.50

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (the “First Amendment”), dated as of July 2, 2008, by and among Prospect Medical Group, Inc., a California professional corporation (“Group”) and Prospect Medical Holdings, Inc., a Delaware corporation, and an affiliate of Group (“Holdings”) (Group and Holdings are collectively referred to herein as the “Prospect Parties”), Greater Midwest, a Nevada corporation (“Greater Midwest”), Sierra Medical Group Holding Company, Inc., a California professional corporation (“Heritage PC”), and Richard Merkin, M.D. (“Shareholder”) (Greater Midwest, Heritage PC and the Shareholder are collectively referred to herein as the “Heritage Parties”) amends that certain Stock Purchase Agreement dated as of April 23, 2008, by and among the Prospect Parties and the Heritage Parties (the “Agreement”).  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Agreement.

AGREEMENT

The parties hereto hereby agree as follows:

1.             Current Status.  The Prospect Parties and the Heritage Parties hereby mutually agree that the Agreement is modified as provided herein and reinstated as of the date hereof.

2.             Closing Date.  Section 1.1 is hereby amended and restated as follows

1.1           Closing; Closing Date.  The consummation (the “Closing”) of the SMM Stock Purchase, the Sierra Stock Purchase, the Antelope Valley Stock Purchase, the Pegasus Stock Purchase and the other transactions contemplated by this Agreement (collectively, the “Transaction”), shall take place at 10:00 am at the offices of Theodora Oringher Miller & Richman PC, 2029 Century Park East, 6th Floor, Los Angeles, California, (i) August 1, 2008, or, (ii) in the event that the conditions precedent to the performance of the Prospect Parties and the Heritage Parties as set forth in Sections 5.2 and 5.4 hereof are not satisfied or waived on or before that date, on the first business day of the month following the satisfaction or waiver of all such conditions precedent (the “Closing Date”).”

3.             Amendment and Restatement of Section 1.6.  Section 1.6 is hereby amended and restated as follows:

(i)            The introductory paragraph of Section 1.6 is amended and restated as follows:

“1.6         Purchase Price and Payment.  In consideration of (i) the sale by Holdings to Greater Midwest of the SMM Shares, and (ii) the sale by Group to Heritage PC of the Sierra Shares, the Antelope Valley Shares and the Pegasus Shares, the Heritage Parties shall pay the Prospect Parties the aggregate purchase price for the Transaction of Eight Million Dollars ($8,000,000), as adjusted in accordance with Section 1.6(b) below (the

“Purchase Price”), payable in cash at Closing.  Of such amount, (i) One Million Dollars ($1,000,000) has been deposited as the Hard Money Amount, as defined below, to be released to the Prospect Parties as described in Section 1.6(a) below, and (ii) at the Closing, Two Million Dollars ($2,000,000) (the “Balance Sheet Adjustment Amount”) shall be paid into the Escrow Fund, as defined below, to be held as a reserve for (A) the Closing Date Balance Sheet Reconciliation described in Section 1.6(b)(i) hereof, and (B) the Enrollment Reconciliation described in Section 1.6(b)(ii) hereof.  Upon completion of the Closing Date Balance Sheet Reconciliation and the Enrollment Reconciliation, the funds held in the Escrow Fund shall be paid to the Prospect Parties and/or the Heritage Parties, as appropriate, pursuant to Sections 1.6(b) and 1.6(c), below.

(ii)           Section 1.6(a)(i) through 1.6(a)(iv) are hereby amended and restated as follows:

“(a)         Hard Money Amount.  Concurrently with the execution of this Agreement, the Heritage Parties and the Prospect Parties have executed and delivered: (i) that certain Letter dated as of the date hereof from Greater Midwest to the Prospect Parties (the “Letter Agreement”), and (ii) an Escrow Agreement dated as of the date hereof in the form of Exhibit “A” (the “Escrow Agreement”) by and among the Heritage Parties, the Prospect Parties and a third party escrow (the “Escrow Agent”).

(i)            The Prospect Parties delivered the various schedules described in Article 2 hereof, other than Schedule 2.28 which is attached hereto, which qualify the representations and warranties given by the Prospect Parties in such Article 2 (with Schedule 2.28, the “Final Prospect Schedules”), to the Heritage Parties on May 21, 2008.  The Prospect Parties and the Heritage Parties hereby agree that the third paragraph of Schedule 2.4 is modified to read as follows:

“The real property leases for (i) 1037 E. Palmdale Blvd and (ii) 44469 thru 44471 10th Street West, Lancaster, CA 93534 require consent for a change in ownership of Tenant.”

The schedules described in Article 3 hereof, which qualify the representations and warranties given by the Heritage Parties in such Article 3 (the “Final Heritage Schedules”) will be prepared and delivered to the Prospect Parties and to the Escrow Agent not later than July 15, 2008.  The Final Prospect Schedules and the Final Heritage Schedules shall constitute the Schedules called for under Article 2 and Article 3, shall qualify the representations and warranties made in such Articles for all purposes of this Agreement and may not, notwithstanding Section 4.8 of this Agreement, thereafter be changed without the consent of the other parties.

(ii)           Pursuant to the Escrow Agreement, the Heritage Parties have deposited the sum of One Million Dollars ($1,000,000) as earnest money (the “Hard Money Amount”) to be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

(iii)          The Heritage Parties have released $500,000 of the Hard Money Amount to the Prospect Parties.  Subject to Section 5.4(d) hereof, such amount shall be non-refundable and shall for all purposes be the property of the Prospect Parties, and shall be credited at Closing to the Purchase Price described in Section 1.6.

(iv)  The Heritage Parties and the Prospect Parties have further agreed that not more than one business day following full execution hereof by the parties hereto, the Heritage Parties shall, by written notice to the Escrow Agent and the Prospect Parties direct that another $500,000 of the Hard Money Amount be released to the Prospect Parties forthwith.  Any amount released to the Prospect Parties under this Section 1.6(a)(iv) shall be credited at Closing to the Purchase Price described in Section 1.6.”

(iii)          Section 1.6(b) is hereby amended and restated as follows:

“(b)         Post Closing Purchase Price Adjustments.

(i)            Balance Sheet Purchase Price Adjustment.  No later than sixty (60) days following the Closing Date, the Heritage Parties shall prepare and deliver to the Prospect Parties at the sole expense of the Heritage Parties the audited consolidated balance sheet of Sierra, Antelope Valley, Pegasus and SMM (collectively referred to herein as the “AV Entities”) as of July 31, 2008 (the “Closing Date Balance Sheet”), prepared in accordance with generally accepted accounting principles (“GAAP”).  The Prospect Parties will cooperate with such audit, to the extent they have or control the financial records of any of the AV Entities.  Within ten (10) business days of the delivery of the Closing Date Balance Sheet, the Prospect Parties and the Heritage Parties shall effect a reconciliation of the current assets (as defined under GAAP) shown on such Closing Date Balance Sheet (“Balance Sheet Current Assets Amount”), on the one hand, and the current liabilities (as defined under GAAP, but including (if not otherwise included under GAAP) accrued payroll and paid time off for employees and Termination Pay for Contracted Employees pursuant to Section 4.7 hereof) and long term debt (if any) on such Closing Date Balance Sheet (“Balance Sheet Liabilities”), on the other hand, after elimination of all inter-company accounts between and among the AV Entities and any other entities controlled or affiliated with the Prospect Parties (the “Closing Date Balance Sheet Reconciliation”).  If the Balance Sheet Liabilities are greater than the Balance Sheet Current Assets Amount, then the Purchase Price shall be reduced by the full amount of the difference between the Balance Sheet Liabilities and the Balance Sheet Current Assets Amount (“Downward Balance Sheet Adjustment”).  On the other hand, if the Balance Sheet Current Assets Amount is greater than the Balance Sheet Liabilities, then the Purchase Price shall be increased by the full amount of the difference between the Balance Sheet Current Assets Amount and the Balance Sheet Liabilities (“Upward Balance Sheet Adjustment”).  The audit hereunder may include a review and validation of the IBNR reserve amount on the Closing Date Balance Sheet, but shall exclude the reconciliation of such IBNR reserve against the actual IBNR, which shall be handled in accordance with Section 4.6 hereof.

Notwithstanding the foregoing if, at the Closing, the Prospect Parties fail to deliver certificates evidencing polices of insurance insuring the AV Entities, the Heritage Parties and their affiliates and the Prospect Parties and their affiliates from and against the tail liability under any of the policies of insurance listed on Schedule 2.18 hereof and written on an occurrence basis (“Tail Coverage”), until such tail liability shall have expired, the Heritage Parties may treat the cost of such Tail Coverage as a Balance Sheet Liability for all purposes of this Section 1.6(b)(i).

(ii)           Any adjustments under this Section 1.6(b) and under Section 4.6 shall be excluded from the calculation of the Indemnification Floor and the Indemnification Cap, as such terms are defined in Section 6.2 hereof.”

(iii)          Enrollment Purchase Price Adjustment.  No later than sixty (60) days following the Closing Date, the Heritage Parties and the Prospect Parties shall jointly prepare a reconciliation of the actual Qualified Commercial Enrollee enrollment and the Qualified Senior Enrollee enrollment of the AV Entities as of July 31, 2008, based on the enrollment reports and retroactive additions and deletions for such enrollment received from the health plan insurers for whom the AV Entities provide medical services to enrollees (the “Enrollment Reconciliation”).   For purposes of such Enrollment Reconciliation, any Qualified Commercial Enrollees or Qualified Senior Enrollees who were with the AV Entities as shown on Schedule 2.28 under the column “May-08,” and who are, as of July 31, 2008, assigned either to physicians who contract for managed care enrollees exclusively with High Desert Medical Group or to California Desert Medical Group, shall be counted as Qualified Commercial Enrollees and/or Qualified Senior Enrollees who are with the AV Entities as of July 31, 2008.

(A)          If such Enrollment Reconciliation shows that there were fewer than 14,865 Qualified Commercial Enrollees (as defined in Section 2.28 below) assigned to the AV Entities, the Prospect Parties shall pay the Heritage Parties $385.48 for each Qualified Commercial Enrollee below 14,122 Qualified Commercial Enrollees.  If such Enrollment Reconciliation shows that there were more than 14,865 Qualified Commercial Enrollees assigned to the AV Entities, the Heritage Parties shall pay the Prospect Parties $385.48 for each Qualified Commercial Enrollee above 15,608 Qualified Commercial Enrollees.

(B)           If such Enrollment Reconciliation shows that there were fewer than 1,048 Qualified Senior Enrollees (as defined in Section 2.28 below) assigned to the AV Entities, the Prospect Parties shall pay the Heritage Parties $1,927.40 for each Qualified Senior Enrollee below 996 Senior Enrollees.  If such Enrollment Reconciliation shows that there were more than 1,048 Qualified Senior Enrollees assigned to the AV Entities, the Heritage Parties shall pay the Prospect Parties $1,927.40 for each Qualified Senior Enrollee above 1,100 Qualified Senior Enrollees.

(C)           The payments due under Sections 1.6(b)(ii)(A) and (B) shall be netted, if applicable, and any net amount due shall be paid as provided in Section 1.6(c) below.

(iv)          Section 1.6(c) is hereby amended and restated as follows:

“(c)         Payment of Adjustment Amounts.

(i)            Not more than two (2) business days following completion of each of the Closing Date Balance Sheet Reconciliation and the Enrollment Reconciliation, the Prospect Parties and the Heritage Parties shall give the Escrow Agent notice of the amount of the payment (if any) due from the Heritage Parties to the Prospect Parties or from the Prospect Parties to the Heritage Parties.

(ii)           If the Closing Date Balance Sheet Reconciliation results in a Downward Balance Sheet Adjustment, the Escrow Agent shall promptly pay such Downward Balance Sheet Adjustment to the Heritage Parties as soon as practicable following receipt of notice of the results of the Closing Date Balance Sheet Reconciliation and without regard to whether the Enrollment Reconciliation has been determined.  If the Closing Date Balance Sheet Reconciliation results in an Upward Balance Sheet Adjustment, the Escrow Agent shall continue to hold such amount until resolution of the Enrollment Reconciliation.  Upon resolution of the Enrollment Reconciliation, the Escrow Agent shall pay the net amount due the Heritage Parties as soon as practicable following receipt of notice of the results of the Enrollment Reconciliation and shall pay any balance remaining in the Escrow after payment of all amounts due the Heritage Parties to the Prospect Parties.

(iii)          Notwithstanding anything set forth herein to the contrary, the payments due following the Closing Date Balance Sheet Reconciliation and the Enrollment Reconciliation shall not be limited to the Balance Sheet Adjustment Amount held by the Escrow Agent.  If the aggregate net payment due either the Heritage Parties or the Prospect Parties exceeds the Balance Sheet Adjustment Amount held by the Escrow Agent, the parties owing such excess amount shall pay the other parties any excess amount not more than ten (10) business days after completion of the last to occur of the Closing Date Balance Sheet Reconciliation and the Enrollment Reconciliation.”

(v)           A new Section 1.6(d) is hereby added to the Agreement as follows:

“(d)         Disputes.  If the Heritage Parties and the Prospect Parties are unable to agree on either the final Closing Date Balance Sheet Reconciliation or the Enrollment Reconciliation on or before October 13, 2008, then (A) they shall determine the aggregate amount of the Balance Sheet Adjustment Amount payable to either or both of the Heritage Parties and/or the Prospect Parties that is not in dispute and shall issue written instructions to the Escrow Agent to pay such undisputed amount to the Heritage Parties and/or the Prospect Parties, as applicable, on or before October 15, 2008, and (B) by written notice either Party may submit any dispute related to the disputed portion of the Balance Sheet Adjustment Amount for determination by arbitration in Los Angeles, California, including the determination of the scope or applicability of this agreement to arbitrate.  Such arbitration shall be conducted by a single arbitrator, and shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as those Rules and Procedures are modified by the agreement of the parties in this Section 1.6(d) (as specifically permitted by JAMS Comprehensive Arbitration Rules and Procedures, Rule 2).  The Heritage Parties and the Prospect Parties shall each pay one-half JAMS fees.  Judgment on the Award issued by the arbitrator may be entered in any court having jurisdiction.  If the Parties are unable to agree upon an arbitrator, an arbitrator with experience in accounting matters will be selected pursuant to JAMS Rule 15 (the “Designated Arbitrator”).  Within five (5) business days of the selection of the Designated Arbitrator the Designated Arbitrator shall have a scheduling conference, at which time the Designated Arbitrator shall set out a schedule for the conduct of the arbitration, with the hearing to be held within thirty (30) days of the scheduling conference.  The exchange of information required by Rule 17(a) and pre-hearing submissions required by Rule 20(a) shall be completed no less than ten (10) days before the hearing.  Written statements of position may be submitted pursuant to Rule 20(b).  The Designated Arbitrator shall have ten (10) calendar days from the date of the close of the hearing to issue a ruling, in which the Designated Arbitrator shall select either the position of the Heritage Parties or the position of the Prospect Parties as the final determination of each disputed matter.  The Designated Arbitrator shall have no power to alter or compromise the determinations of the Heritage Parties and the Prospect Parties, but must select one or the other as the prevailing position for each disputed matter.  No discovery whatsoever shall be permitted in connection with the arbitration, including document discovery, deposition discovery or interrogatories.”

4.             Due Diligence.  The Prospect Parties shall deliver the materials described on Exhibit A, attached hereto and incorporated herein by this reference (the “Due Diligence Materials”), to the Heritage Parties on or before July 8, 2008.  If the Due Diligence Materials are not delivered to the Heritage Parties in materially complete form on or before July 8, 2008, then not later than July 11, 2008, the Heritage Parties shall provide to the Prospect Parties written notice specifying which Due Diligence Materials have not been so provided by the Prospect Parties, in which case the Prospect Parties shall supply any such omitted Due Diligence Materials to the Heritage Parties not later than July 21, 2008.  If such omitted Due Diligence Materials are not provided to the Heritage Parties by July 21, 2008, the Heritage Parties shall have the right to delay the Closing to the first day of the month at least 10 days after delivery of such omitted Due Diligence Materials, and all specific dates set forth herein (other than the July 31, 2008 date set forth in Section 1.6(b)(iii)) shall be appropriately adjusted.  If the Heritage Parties fail to disapprove any delivery of omitted Due Diligence Materials within five (5) business days of receipt, they shall be deemed to have approved such delivery for all purposes of this Agreement.

5.             Non-Competition Agreement.  The parties hereby agree to allocate $250,000 to the Covenant Not to Compete set forth in the Non-Competition Agreement.  The Prospect Parties

and the Heritage Parties have agreed that the Non-Competition Agreement attached hereto as Exhibit “B” shall be the Non-Competition Agreement to be executed and delivered by the Prospect Parties at the Closing.

6.             Representations and Warranties.  The representations and warranties made by the Prospect Parties will be expanded to include the following:

“2.28       Enrollment.  The senior and commercial enrollment assigned to each of the AV Entities as of May 2008, is set forth on Schedule 2.28 under the column “May-08.”  For purposes of this Agreement, the term “Qualified Commercial Enrollees” shall mean enrollees shown on such Schedule 2.28 as “Commercial,” excluding enrollees assigned to Great West Life and LA Care (the “Excluded Plans”), and the term “Qualified Senior Enrollees” shall mean enrollees shown on such Schedule 2.28 as “Medicare,” excluding enrollees assigned to the Excluded Plans.

2.29         Elective Procedures.  As of the Closing date, there will be no Deferred Elective Procedures (as defined below) pending for enrollees assigned to the AV Entities.  The term “Deferred Elective Procedure” shall mean a non-emergency diagnostic, medical, surgical, therapeutic or other procedure and/or medical equipment or other medical service which has been documented in the clinical notes as being medically necessary and that has not been scheduled as of ninety (90) days following such documentation.  For elective procedures that require ongoing courses of therapy or services (such as chemotherapy, radiation therapy, infusion therapy in a non institutional setting, and dialysis) this term will apply to the first treatment episode in the series.

2.30         Health Plan Audits.  The AV Entities have passed all applicable oversight audits by any health plan through which they have any enrollees for UM, QM and credentialing conducted at any time during calendar years 2007 and 2008.”

7.             Modification of Section 4.9.  The second sentence of Section 4.9 is hereby amended and restated as follows:

“Whenever a representation, warranty, covenant or agreement is qualified by the statement “to the knowledge of” any or all of Prospect Parties, knowledge shall be deemed to be the actual knowledge of Stewart Kahn, Dan Frank, Jay Jayakumar and/or Catherine Dickson, who the Prospect Entities hereby represent and warrant are familiar with the business and operations of the AV Entities and would have knowledge of the matters described in representations and warranties made herein to the knowledge of the Prospect Entities.”

8.             New Section 4.13.  New Section 4.13 is hereby added to the Agreement as follows:

“4.13.      Non-Solicitation of Employees.  If the transaction described in this Agreement does not close by reason of the default of the Heritage Parties, the Heritage Parties agree not to solicit any of employees of the AV Entities to terminate his or her employment with the AV Entities, for a period of six (6) months following termination of this Agreement; provided, however, the foregoing shall not prohibit the Heritage Parties from engaging in recruitment activity through newspapers, magazines, trade journals, internet and other general means of solicitation or from discussing employment with any person who independently seeks employment with the Heritage Parties or from hiring an employee of the AV Entities in the absence of any such prohibited solicitation. This provision shall not waive or affect any obligations of the Heritage Parties with respect to the treatment of confidential information provided to the Heritage Parties by the Prospect Parties, including obligations arising under the Confidentiality Agreement referenced in Section 8.18 of this Agreement

9.             New Sections 5.1(h) through 5.1(j).  New Sections 5.1(h) through 5.1(j) are hereby added to the Agreement as follows:

“(h)         documents releasing all liens on the Sierra Shares, the Antelope Valley Shares, the Pegasus Shares, the SMM Shares, and any and all of their respective assets arising under the $155 million senior secured credit facilities arranged by Bank of America, N.A. to the Prospect Parties and their affiliates (the “BofA Debt”) and releases of all guarantees or other obligations of any kind by the AV Entities in connection with such BofA Debt (collectively, “Lien Releases”).  Such Lien Releases shall be in form and substance reasonably satisfactory to the Heritage Parties.

(i)            If requested by the Heritage Parties:

(i) mutually acceptable agreements among Group and the AV Entities pursuant to which (a) Group will pay the full amount of capitation paid to Group or any affiliate of Group with respect to enrollees assigned to the AV Entities to the AV Entities for periods commencing on and after the Closing Date, not more than three (3) business days after receipt by Group or any such affiliate, and (b) the AV Entities will agree to provide medical services to such enrollees for such periods, and

(ii) mutually acceptable agreements among Group and the AV Entities pursuant to which Group and it affiliates, as applicable, will provide such IT services as the Heritage Parties shall request, at no cost to the Heritage Parties or the AV Entities, for a period of not more than six (6) months following the Closing, exercising the same standard of care as Group uses for its own similar activities.  Group shall not be liable under such agreements for negligent errors or omissions, provided Group fully cooperates with the Heritage Parties and/or the AV Entities in correcting any such negligent errors or omissions.  The Heritage Parties agree to use reasonable efforts to transition such services to other providers as soon as reasonably possible following the Closing.

10.           Modification of Section 6.2(D)(i).  Section 6.2(D)(i) is hereby amended and restated as follows:

“(i) any breach of the representations, warranties, covenants or agreements of the Prospect Parties set forth herein (other than Section 2.28 which is excluded from the scope of this Section 6.2 and is separately addressed in Section 1.6 hereof),”

11.           Modification of Prospect Notice Address.

(i)            All notices to be delivered to Holdings shall be directed as follows:

Samuel Lee

Chief Executive Officer

Prospect Medical Holdings, Inc.

10780 Santa Monica Blvd., Suite 400

Los Angeles, CA 90025

(ii)           All notices to be delivered to Group shall be directed as follows:

Jacob Y. Terner., M.D.

c/o Stewart Kahn

Prospect Medical Group, Inc.

1920 E. 17th St., Suite 200

Santa Ana, CA 92705

12.           Preservation of Rights.  Notwithstanding the provisions of Section 1 hereof:

(i)            the Prospect Parties contend that the Agreement did not terminate by its terms on May 31, 2008, and

(ii)           the Heritage Parties contend that the Agreement did terminate by its terms on May 31, 2008

This Amendment shall not be asserted in any arbitration, litigation or other legal proceeding between or among the parties hereto in support of their respective positions concerning the termination or non-termination of the Agreement on May 31, 2008.

13.           Conforming Amendments.  As between the Prospect Parties and the Heritage Parties, the Escrow Agreement and the Early Execution Letter are hereby amended to conform to the terms of this First Amendment.  The Prospect Parties and the Heritage Parties shall prepare an amendment to the Escrow Agreement conforming such agreement to the terms hereof.

14.           Miscellaneous.

(a)           This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

(b)                                 This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

(c)                                  This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

(d)                                 Except as amended and/or modified by this First Amendment, the Agreement is hereby ratified and confirmed and all other terms of the Agreement shall remain in full force and effect, unaltered and unchanged by this First Amendment.  Upon any conflict between the provisions of this First Amendment and the provisions of the Agreement, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“Group”

PROSPECT MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.,
Chief Executive Officer

“Holdings”

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ Samuel Lee
Samuel Lee,
Chief Executive Officer

/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.

[signatures continue on next page]

“Greater Midwest”

GREATER MIDWEST

By:	/s/ Richard Merkin, M.D.
Richard Merkin, M.D.,
President

“Heritage PC”

Sierra Medical Group Holding Company, Inc.

By:	/s/ Richard Merkin, M.D.
Richard Merkin, M.D.,
President

“Shareholder”

/s/ Richard Merkin, M.D.
Richard Merkin, M.D.

Exhibit A

Due Diligence Items

Due Diligence Items

Payroll Liability

•                  Executed employment contracts for the non-physician & physician employees

•                  A current list of employed doctors and other staff

•                  Vacation and payroll accrual hours have been provided, but corresponding rates of pay to calculate outstanding liability have not been provided

IBNR, Income and Enrollment

•                  Paid claims history with all fields to reconcile paid amount to financial statements for DOS 2007-2008, paid through May 31st, 2008

•                  Eligibility history for 2007-2008 (to calculate IBNR)

•                  Financial Statements as of May 31st, 2008

•                  FFS A/R aging by financial class (insurance type) as of May 31, 2008

•                  Eligibility from health plans for May 2008 (to verify enrollment)

Other Medical Practice Data

•                  Claims and authorization data for the last 18 months

•                  Open authorizations from January 2008 until present

•                  Any case management list of high risk patients including, ESRD, transplants, OB, dialysis etc.

•                  Patient satisfaction and patient access studies for 2007 and 2008, to the extent available

•                  Annual oversight audits for UM, QM and credentialing from the health plans for 2007 and 2008.

Exhibit B

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (the “Agreement”) is made as of the Effective Date (as defined below) by and between Greater Midwest, a Nevada corporation (“Greater Midwest”), Sierra Medical Group Holding AV Entities , Inc., a California professional corporation (“Heritage PC”), and Richard Merkin, M.D. (collectively, with Greater Midwest and Heritage PC, “Buyer”) and Prospect Medical Group, Inc., a California professional corporation (“Group”), Prospect Medical Holdings, Inc., a Delaware corporation (“Holdings”), and Jacob Y. Terner, M.D., the sole shareholder of Group (“Shareholder” and collectively with Group and Holdings,  “Seller”).

Buyer and Seller are parties to a Stock Purchase Agreement dated as of April     , 2008 (the “Purchase Agreement”) pursuant to which Buyer has agreed to purchase (the “Purchase”) all of the equity interests of Seller in Sierra Primary Care Medical Group, A Medical Corporation (“Sierra”), Antelope Valley Medical Associates, Inc. (“Antelope Valley”) and Pegasus Medical Group, Inc. (“Pegasus”), three California professional corporations that operate as an independent practice associations in the Antelope Valley area of Los Angeles County, and all of the equity interests of Seller in Sierra Medical Management, Inc. (“SMM”), a Delaware corporation which provides management and administrative services to independent practice associations and medical clinics in the Antelope Valley area of Los Angeles County.  Sierra, Antelope Valley, Pegasus and SMM are herein referred to collectively as the “AV Entities.”

As a condition to the Purchase, and to preserve the value of the AV Entities following acquisition by Buyer after the Purchase, the Purchase Agreement contemplates, among other things, that Seller shall enter into this Agreement and that this Agreement shall become effective on the Closing of the Purchase.

NOW, THEREFORE, in consideration of the mutual promises made herein, Seller hereby agrees as follows:

1.                                       Covenant Not to Compete or Solicit.

(a)                                  Non-Competition. Beginning on the Effective Date and continuing for five (5) years from the Effective Date (the “Non-Competition Period”), Seller shall not engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below).

(i)                                     For all purposes hereof, the term “Competitive Business Activity” shall mean: (A) Seller or any of them engaging in, or managing or directing persons engaged in, or causing any officer, employee or shareholder holding (directly or indirectly) 10% or more of the shares of any Group or Holdings (an “Affiliate”) to engage in, manage or direct persons engaged in, any business in competition with the AV Entities’ Business; (B) Seller or any of them acquiring or having an ownership interest in any entity that derives revenues from any business in competition with the AV Entities’ Business (except for passive ownership of five percent (5%) or less of any entity whose securities are publicly traded on a national securities exchange or market); or (C) Seller or any of them participating in, or causing any Affiliate to participate in, the operation, management or control of any firm, partnership, corporation, entity or business (each, an “Entity”) described in clause (B) of this sentence.

(ii)                                  For all purposes hereof, the term “Restricted Territory” shall mean that portion of Los Angeles County, California lying north of the Angeles National Forest, east of Interstate 5, south of Kern County and west of San Bernardino County, including all of the areas located in the postal zip codes listed on Exhibit A, attached hereto and incorporated herein by this reference.

(iii)                               For all purposes hereof, the term “AV Entities’ Business” shall mean the operation and management of independent practice associations and medical clinics.

(b)                                 Non-Solicitation. During the Non-Competition Period, Seller shall not, without the written consent of Buyer, solicit, encourage or take any other action which is intended to induce or encourage, or could reasonably be expected to have the effect of inducing or encouraging, any employee of the AV Entities to terminate his or her employment with the AV Entities.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Seller from accepting an affirmative response of an employee of the AV Entities to a general recruitment or advertising effort carried out through public or general solicitation or hiring an employee of the AV Entities in the absence of any such inducement or encouragement.

(c)                                  Separate Covenants.  The covenants contained in Section 1(a) hereof shall be construed as a series of separate covenants, one for each city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 1(a) hereof.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of this Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

(d)                                 Protection of Goodwill.  Seller acknowledges (without in any way representing to Buyer any of the following) that (i) the goodwill associated with the AV Entities prior to the Purchase is an integral component of the value of the AV Entities to Buyer and is reflected in the consideration to be received by Seller, and (ii) Seller’s agreement as set forth herein is necessary to preserve the value of the AV Entities for Buyer following the Purchase. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things, (A) the AV Entities are engaged in a highly competitive industry, (B) Seller has unique access to, and will continue to have access to, the trade secrets and know-how relating to the AV Entities and its business, including, without limitation, the plans and strategy (and, in particular, the competitive strategy) relating to the AV Entities, their customers, suppliers and enrollees, and (C) this Agreement provides no more protection than is necessary to protect Buyer’s interests in the goodwill, trade secrets and confidential information of the AV Entities.

2.                                       Compensation.  In consideration of Seller’s covenants hereunder, Buyer shall pay Group and Holdings the amount allocated to this Agreement under the Purchase Agreement.

3.                                       Miscellaneous.

(a)                                  Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. Seller and Buyer each hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles County, California for any lawsuit filed there arising from or related to this Agreement.

(b)                                 Attorneys’ Fees.  In the event of any action at law or in equity between the parties to enforce or interpret this Agreement, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred therein by such successful party and, if such successful party shall recover judgment in any such action or proceedings, such costs, expenses and attorneys’ fees and disbursements may be included in and as a part of such judgment.  The successful party shall be the party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment.  If no costs of suit are awarded, then the successful party shall be determined by the court.  For the purpose of this Section, the term “attorneys’ fees and disbursements” shall include, but not be limited to, fees and disbursements incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind or nature in connection with a bankruptcy proceeding or case arising out, concerning or related in any way to any petition under Title 11 of the United States Code, as the same shall be in effect from time to time, or any similar law; (iv) garnishment, levy, and debtor and third party examinations; and, (iv) post-judgment motions, proceedings or activity of any kind or nature, including, but not limited to, any activity taken to collect or enforce any judgment.

(c)                                  Specific Performance; Injunctive Relief. The parties acknowledge that Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Seller set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to seek enforcement of such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

(d)                                 Liquidated Damages.  IF SELLER OR ANY OF THEM BREACHES THE PROVISIONS OF SECTION 1(a) OF THIS AGREEMENT, GROUP AND

HOLDINGS, JOINTLY AND SEVERALLY, AGREE TO PAY TO BUYER $2,000,000 FOR SUCH BREACH.   BUYER AND SELLER AGREE THAT THIS PROVISION CONSTITUTES A VALID AND ENFORCEABLE PROVISION FOR LIQUIDATED DAMAGES TO BUYER FOR SELLER’S FAILURE TO PERFORM THIS AGREEMENT, REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT WHICH BUYER WOULD INCUR AS A RESULT OF SUCH FAILURE AND DOES NOT CONSTITUTE A PENALTY OR FORFEITURE.  BUYER AND SELLER ALSO ACKNOWLEDGE AND AGREE THAT BUYER IS RELYING ON SELLER’S PROMISE TO COMPLY WITH THE PROVISIONS OF THIS AGREEMENT AND THAT BUYER IS TAKING ACTIONS BASED ON THIS RELIANCE. BUYER AND SELLER FURTHER ACKNOWLEDGE AND AGREE THAT, AS A RESULT OF BUYER’S RELIANCE, THE DETRIMENT TO BUYER AS A RESULT OF SELLER’S BREACH WILL BE SUBSTANTIAL AND LIKELY IN EXCESS OF THE COMPENSATION DESCRIBED IN PARAGRAPH 2 OF THIS AGREEMENT. THIS PROVISION SHALL NOT (1) WAIVE OR AFFECT BUYER’S OTHER OBLIGATIONS PURSUANT TO ANY OTHER PROVISIONS OF THE PURCHASE AGREEMENT OR (2) WAIVE OR AFFECT BUYER’S RIGHT TO SPECIFIC PERFORMANCE OF THIS AGREEMENT.

(e)                                  Severability. If any portion of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

(f)                                    No Assignment. Because the nature of the Agreement is specific to the actions of Seller, Seller may not assign its obligations under this Agreement; provided, however that this Agreement will be binding on any successor of Group, Holdings or Shareholder or purchasers of all or substantially all of the assets of Group, Holdings or Shareholder. This Agreement shall inure to the benefit of Buyer and its successors and assigns.

(g)                                 Notices. All notices, demands, or other communications that either party desires or is required or permitted to give or make to the other party under or pursuant to this Note (collectively referred to as “notices”) shall be made or given in writing and shall either be: (i) personally served; (ii) sent by registered or certified mail, postage prepaid, return receipt requested; or, (iii) sent by a nationally recognized overnight delivery service or courier (such as Federal Express or DHL), signature required.  All notices shall be addressed to or personally served on the other party’s current business address.  Notices given by a party pursuant to the alternative methods described in this section shall be deemed to have been delivered to and received by the other party at the following times: (a) for notices personally served, on the date of hand delivery to the other party or its duly authorized employee, representative, or agent; (b) for notices given by registered or certified mail, on the date shown on the return receipt as having been delivered to and received by the other party or parties; or (c) for notices delivered by overnight courier, on the date shown on the courier receipt as having been delivered to and received by the other party or parties.  Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this section, and that any person to be given notice actually receives such notice.  A party may change or supplement its designated agent, address, or fax number given above, or designate additional agents, addresses or fax numbers for notice purposes, by giving notice to the other party in the manner set forth in this section, provided that any such address change shall not be effective until five (5) days after the notice is delivered or received by the other party.

(h)                                 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties and supersedes all prior discussions, agreements and understandings relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing executed by Buyer and Seller.

(i)                                     Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(j)                                     Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.

(k)                                  Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Signatures begin on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

“Group”
PROSPECT MEDICAL GROUP, INC.

By:
Jacob Y. Terner, M.D.,
Chief Executive Officer

“Holdings”
PROSPECT MEDICAL HOLDINGS, INC.

By:
Samuel Lee,
Chief Executive Officer

Jacob Y. Terner, M.D.,

“Greater Midwest”
GREATER MIDWEST

By:

Chief Executive Officer

“Heritage PC”
Sierra Medical Group Holding Company, Inc.

By:

Chief Executive Officer

Richard Merkin, M.D.

EXHIBIT A

Restricted Area Zip Codes

93554
93527
93555
93528
93519
93581
93501
93523
93524
93560
93516
93561
93536
93535
93552
93591
93551
93532
93534
93550
93510
93544
93543
93553
93555
93556
93563